Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Palm, Inc. on Form S-8 of our reports dated July 27, 2005 relating to the financial statements and financial statement schedule of Palm, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2005.
/s/ Deloitte & Touche LLP
San Jose, California
October 5, 2005